SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 5, 2003

PUBLIC STORAGE, INC.

(Exact name of registrant as specified in its charter)

California (State or Other Jurisdiction of Incorporation)	1-8389 (Commission File Number)	95-3551121 (I.R.S. Employer Identification Number)

701 Western Avenue, Glendale, California 91201-2397

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (818) 244-8080

N/A

(Former name or former address, if changed since last report)

Item 7. Financial Statements and Exhibits

      c. Exhibits

      99.1 Press Release dated August 5, 2003

Item 9. Regulation FD Disclosure

On August 5, 2003, the Company issued a press release announcing its results for the quarter ended June 30, 2003. The Company is attaching the press release as Exhibit 99.1 to this Current Report on Form 8-K. The information contained in this report on Form 8-K is being furnished pursuant to Item 12 under Item 9 of Form 8-K as directed by the U.S. Securities and Exchange Commission in Release No. 34-47583. The information included pursuant to this Item 9 (including the exhibits) shall not be deemed to be incorporated by reference into any filing made by the Company pursuant to the Securities Act of 1933, other than to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUBLIC STORAGE, INC.

Dated: August 5, 2003

By: /s/ Harvey Lenkin

Harvey Lenkin
President

News Release
Public Storage, Inc.
701 Western Avenue
P.O. Box 25050
Glendale, CA 91221-5050
www. publicstorage.com

For Release:    Immediately
Date:                August 5, 2003
Contact:          Mr. Harvey Lenkin
                         (818) 244-8080

Glendale, California — Harvey Lenkin, President of Public Storage, Inc. (NYSE and PCX:PSA), announced today operating results for the second quarter ending June 30, 2003.

Operating Results for the Quarter Ended June 30, 2003:

Net income for the three months ended June 30, 2003 was $84,297,000 compared to $80,718,000 for the same period in 2002, representing an increase of $3,579,000 or 4.4%. This increase in net income is primarily due to improved results from our containerized storage operations, an increase in equity in earnings of real estate entities (as discussed below), and a loss on sale of real estate assets in the amount of $1,839,000 recorded in the three months ended June 30, 2002. These effects were partially offset by a reduction in our Same Store operating results (as discussed below) and increased depreciation expense resulting primarily from new property additions. The increase in equity in earnings of real estate entities is primarily due to a net gain on sale of real estate assets recorded by PS Business Parks, Inc., (“PSB”), an unconsolidated affiliate in which we own approximately a 44% interest at June 30, 2003. Our net pro rata share of this gain for the quarter ended June 30, 2003 totaled approximately $2,583,000; there was no such gain recorded in the same period in 2002.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders) was $43,222,000 or $0.34 per common share on a diluted basis (based on 125,854,000 weighted average diluted common equivalent shares) for the three months ended June 30, 2003 compared to $37,406,000 or $0.30 per common share on a diluted basis (based on 124,824,000 weighted average diluted common equivalent shares) for the same period in 2002, representing an increase of 15.5% in the aggregate or 13.3% on a per share basis. The increase in net income allocable to common shareholders and earnings per common diluted share is due to the impact of the factors described above with respect to net income, combined with a reduction in income allocated to preferred shareholders, as described below. Please see “Clarification of Emerging Issues Task Force Topic D-42 and impact on reported earnings per common share and funds from operations per common share” below.

Weighted average diluted shares increased from 124,824,000 for the three months ended June 30, 2002 to 125,854,000 for the three months ended June 30, 2003. This increase was due primarily to the net issuance of 1,518,467 shares during 2002 and 2003 in connection with the acquisition of the remaining partnership interests in three entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 1,820,431 shares during 2002 and 2003 in connection with the exercise of employee stock options. This increase was offset partially by the impact of a 748,000 share reduction in the dilutive impact of stock options outstanding due to the exercise of employee stock options as well as a decrease in our average stock price, which impacts the weighted average calculation using the treasury stock method.

During the three months ended June 30, 2003 and 2002, we allocated $35,699,000 and $37,936,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing a decrease of 5.9%. This decrease is due to the redemption of several series of our higher coupon preferred stock in 2002 and 2003, offset partially by the issuance of additional preferred securities throughout 2002. In addition, during each of the three months ended June 30, 2003 and 2002, we allocated $5,376,000 of our net income to our Equity Stock, Series A shareholders.

Operating Results for the Six Months Ended June 30, 2003:

Net income for the six months ended June 30, 2003 was $160,936,000 compared to $168,173,000 for the same period in 2002, representing a decrease of $7,237,000 or 4.3%. This decrease in net income is primarily a result of a reduction in our Same Store operating results (as discussed below), increased depreciation expense resulting primarily from new property additions, and a decrease in equity in earnings of real estate entities. The decrease in equity in earnings of real estate entities is primarily due to a reduction in earnings for PSB, caused primarily by the net impact of a gain on sale offset by an asset impairment charge with respect to impending real estate sales recorded by PSB in the six months ended June 30, 2003, as compared to a gain on sale recorded by PSB in the six months ended June 30, 2002. Our net pro rata share of such items recorded by PSB for the six months ended June 30, 2003 was $453,000 as compared to $2,241,000 in the same period in 2002, representing a decrease of $1,788,000. These decreases were offset partially by improved results of our containerized storage operations and the impact of a loss on sale of real estate assets recorded in the six months ended June 30, 2002.

Net income allocable to our regular common shareholders (after allocating net income to our preferred and equity shareholders), was $77,464,000 or $0.62 per common share on a diluted basis (based on 125,536,000 weighted average diluted common equivalent shares) for the six months ended June 30, 2003 compared to $83,646,000 or $0.67 per common share on a diluted basis (based on 124,417,000 weighted average diluted common equivalent shares) for the same period in 2002, representing a decrease of 7.4% in the aggregate or 7.5% on a per share basis. The decrease in net income allocable to common shareholders and diluted earnings per share is primarily attributable to the same factors denoted above with respect to net income, offset partially by the impact of a reduction in income allocated to our preferred shareholders, as described below. Please see “Clarification of Emerging Issues Task Force Topic D-42 and impact on reported earnings per common share and funds from operations per common share” below.

Weighted average diluted shares increased from 124,417,000 for the six months ended June 30, 2002 to 125,536,000 for the six months ended June 30, 2003. This increase was due primarily to the net issuance of 1,518,467 shares during 2002 and 2003 in connection with the acquisition of the remaining partnership interests in three entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 1,820,431 shares during 2002 and 2003 in connection with the exercise of employee stock options. This increase was offset partially by the impact of a 835,000 share reduction in the dilutive impact of stock options outstanding due to the exercise of employee stock options as well as a decrease in our average stock price, which impacts the weighted average calculation using the treasury stock method.

During the six months ended June 30, 2003 and 2002, we allocated $72,721,000 and $73,776,000 of our net income (based on distributions paid), respectively, to our preferred shareholders, representing a decrease of 1.4%. This decrease is due to the redemption of several series of our higher coupon preferred stock in 2002 and 2003, offset partially by the issuance of additional preferred securities throughout 2002. In addition, during each of the six months ended June 30, 2003 and 2002, we allocated $10,751,000 of our net income to our Equity Stock, Series A shareholders.

Funds from Operations:

Funds from operations per common share for the second quarter of 2003 was $0.72 per common equivalent share compared to $0.70 per common equivalent share for the same period in 2002, representing an increase of 2.9%. Funds from operations per common share for the six months ended June 30, 2003 were $1.40 per common equivalent share, as compared to $1.43 per common equivalent share for the same period in 2002, representing a decrease of 2.1%. Please see “Clarification of Emerging Issues Task Force Topic D-42 and impact on reported earnings per common share and funds from operations per common share” below.

Funds from operations is a term defined by the National Association of Real Estate Investment Trusts by which real estate investment trusts (“REITs”) may be compared. Funds from operations is a supplemental disclosure and it is generally defined as net income before depreciation and extraordinary items and, in the case of the Company, does not include gains or losses on the disposition of real estate assets. See the attached reconciliation of net income to funds from operations included in the selected financial data attached to this press release.

Clarification of Emerging Issues Task Force Topic D-42 and impact on reported earnings per common share and funds from operations per common share:

Emerging Issues Task Force (“EITF”) Topic D-42, “The Effect on the Calculation of Earnings per Share for the Redemption or Induced Conversion of Preferred Stock” provides, among other things, that any excess of (1) the fair value of the consideration transferred to the holders of preferred stock redeemed over (2) the carrying amount of the preferred stock should be subtracted from net earnings to determine net earnings available to common stockholders in the calculation of earnings per share.

During 2001, 2002 and for the six months ended June 30, 2003, we redeemed various series of our perpetual preferred stock. Our interpretation of EITF Topic D-42 was that the carrying amount of our preferred stock was equivalent to the liquidation preference as recorded on our balance sheet. Each of the series of preferred stock that were redeemed, were redeemed at the liquidation preference. Accordingly, based upon our interpretation, the fair value of the consideration given at redemption was equivalent to the carrying amount on our balance resulting in no impact to net earnings available to common stockholders in the calculation of earnings per share.

At the July 31, 2003 meeting of the EITF, the Securities and Exchange Commission Observer clarified that for the purposes of applying EITF Topic D-42, the carrying amount of the preferred stock should be reduced by the issuance costs of the preferred stock, regardless of where in the stockholders’ equity section those costs were initially classified on issuance. In the case of the Company, issuance costs were recorded as a reduction to Paid-in Capital on our balance sheet at the time the related securities were issued and were not considered as a reduction to the carrying value of the preferred stock at the time of redemption. The clarification and resulting implementation will result in the following estimated reductions to our reported diluted earnings per share and funds from operations per share:

                                             For the three months ended
                                  March 31,       June 30,      September 30,    December 31,       Total
2003...............          $0.02           $0.01            -                -             $0.03
       2002...............            -               -              $0.01            $0.04         $0.05
       2001...............            -               -              $0.05            $0.07         $0.12

The reported diluted earnings per common share and funds from operations per common share for the three and six months ended June 30, 2003 have not been adjusted to reflect the implementation of this clarification. The Company will implement this clarification commencing in the quarter ending September 30, 2003 and such implementation will be reflected retroactively in the financial statements of prior periods.

Property Operations:

The Company derives substantially all of its revenues from the ownership and management of self-storage facilities. In order to evaluate the performance of the Company’s overall self-storage portfolio, management analyzes the operating performance of a consistent group of self-storage facilities.

These facilities consist of 1,257 self-storage facilities, representing approximately 89% of the 1,407 self-storage facilities in which the Company has an ownership interest (the 1,257 self-storage facilities herein referred to as the “Same Store” facilities). The Same Store facilities have been operated on a stabilized basis under the “Public Storage” name since January 1, 2000 and include 1,225 facilities which are consolidated by the Company and 32 facilities owned by unconsolidated entities in which the Company has an investment.

The following table summarizes the pre-depreciation historical operating results of the Same Store facilities:

Selected Operating Data for the Same Store               Three months ended June 30,         Six months ended June 30,
Facilities (1,257 Facilities):
         Percentage                              Percentage
                                                       2003          2002        Change        2003          2002        Change
                                                       ----          ----      ----------      ----          ----      ----------
                                                              (Dollar amounts in thousands, except weighted average data)
Rental income:
   Base rental income.............................    $ 189,435    $ 178,747        6.0%      $ 370,131    $ 354,779        4.3%
   Promotional discounts..........................      (14,243)      (5,882)     142.1%        (25,311)      (6,998)     261.7%
                                                        -------       ------      -----         -------       ------      -----
   Adjusted base rental income ...................      175,192      172,865        1.3%        344,820      347,781       (0.9)%
   Late charges and administrative fees collected.        7,285        5,661       28.7%         14,223       11,219       26.8%
                                                          -----        -----       ----          ------       ------       ----
   Total rental income (a)........................      182,477      178,526        2.2%        359,043      359,000        0.0%

Cost of operations:
     Property taxes...............................       16,127       15,357        5.0%         33,882       32,352        4.7%
     Direct property payroll......................       16,043       13,510       18.7%         31,067       26,943       15.3%
     Cost of managing facilities..................        5,371        4,974        8.0%         10,821       10,453        3.5%
     Advertising and promotion....................        6,299        4,522       39.3%         10,163        7,347       38.3%
     Utilities....................................        4,280        3,946        8.5%          8,439        8,086        4.4%
     Repairs and maintenance......................        4,849        4,097       18.4%          8,871        7,564       17.3%
     Telephone reservation center.................        2,617        2,562        2.1%          5,014        4,823        4.0%
     Property insurance...........................        2,665        1,791       48.8%          4,175        3,204       30.3%
     Other........................................        4,582        3,880       18.1%          9,088        7,997       13.6%
                                                          -----        -----       ----           -----        -----       ----
   Total cost of operations (a)...................       62,833       54,639       15.0%        121,520      108,769       11.7%
                                                         ------       ------       ----         -------      -------       ----

Net operating income..............................    $ 119,644    $ 123,887       (3.4)%     $ 237,523    $ 250,231       (5.1)%
                                                      =========    =========       ====       =========    =========       ====

Gross margin......................................       65.6%        69.4%        (5.5)%        66.2%        69.7%        (5.0)%

Weighted average for the period:
   Square foot occupancy (b)......................       89.2%        86.4%         3.2%         87.0%        85.0%         2.4%
   Realized annual rent per occupied square foot
      (c)....................................    $  10.77     $  10.98        (1.9)%     $  10.87     $  11.22        (3.1)%
   REVPAR (d).....................................    $   9.61     $   9.48         1.4%      $   9.46     $   9.54        (0.8)%

 Weighted average at June 30:
   Square foot occupancy..........................                                                91.2%        86.5%         5.4%
   In place annual rent per occupied square foot                                              $   11.84    $   11.90       (0.5)%
   (e)............................................
   Posted annual rent per square foot (f).........                                            $   11.51    $   11.93       (3.5)%

Total net rentable square feet (in thousands).....                                               72,912       72,912        0.0%
(a)	See attached reconciliation of these amounts to the Company’s consolidated self-storage revenues and operating expenses.

(b)	Square foot occupancies represent weighted average occupancy levels over the entire period.

(c)	Realized annual rent per occupied square foot is computed by dividing annualized adjusted base rental income by the weighted average occupied square footage for the period. Realized rents per square foot takes into consideration promotional discounts, bad debt costs, credit card fees and other costs which reduce rental income from the contractual amounts due.

(d)	Annualized revenue per available square foot (“REVPAR”) represents annualized adjusted base rental income divided by total available net rentable square feet.

(e)	In place annual rent per occupied square foot represents contractual rents per occupied square foot without reductions for promotional discounts.

(f)	Posted annual rent per square foot represents the rents charged to new tenants without reductions for any promotional discounts.

Same Store results for the three months ended June 30, 2003

During the second quarter of 2003, net operating income for the Same Store facilities decreased 3.4% as compared to the same period in 2002, due to the following:

o	Total operating expenses increased 15.0%. This increase is primarily due to increases in direct property payroll, advertising and promotion, property taxes, repairs and maintenance, and property insurance costs. Direct property payroll increased primarily due to increased incentives to and hours worked by property operating personnel. Advertising and promotion increased 39.3% primarily due to an increase in television advertising from $1,525,000 in the second quarter of 2002 to $2,928,000 for the second quarter of 2003.

o	The impact of the increase in operating expenses was partially offset by a 1.4% increase in REVPAR from $9.48 per square foot in the second quarter of 2002 to $9.61 for the second quarter of 2003. This was attributable to a 3.2% increase in weighted average occupancy levels from 86.4% in the second quarter of 2002 to 89.2% in the second quarter of 2003, partially offset by a 1.9% decrease in realized annual rent per occupied square foot from $10.98 in the second quarter of 2002 to $10.77 in the second quarter of 2003. The decrease in realized annual rents per occupied square foot is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $5,882,000 for the second quarter of 2002 to $14,243,000 for the second quarter of 2003.

o	Net operating income also benefited from a 28.7% increase in late charges and administrative fees collected from $5,661,000 in the second quarter of 2002 to $7,285,000 in the second quarter of 2003 due to the increase in occupancy and customer move-ins.

Same-Store results for the six months ended June 30, 2003

During the six months ended June 30, 2003, net operating income for the Same Store facilities decreased 5.1% as compared to the same period in 2002, due to the following:

o	Total operating expenses increased 11.7%. This increase is primarily due to increases in direct property payroll, property taxes, repairs and maintenance, and property insurance costs. Direct property payroll increased primarily due to increased incentives to and hours worked by property operating personnel. The increase in repairs and maintenance includes a $734,000 increase in snow removal expenses.

o	REVPAR decreased from $9.54 per square foot in the six months ended June 30, 2002 to $9.46 in the six months ended June 30, 2003. This was attributable to a 3.1% decrease in realized annual rent per occupied square foot from $11.22 for the six months ended June 30, 2002 to $10.87 for the same period in 2003, partially offset by an increase in weighted average square foot occupancy from 85.0% in the six months ended June 30, 2002 to 87.0% in the same period in 2003. The decrease in realized annual rents per occupied square foot is attributable primarily to a significant increase in promotional discounts given to incoming tenants from $6,998,000 for the six months ended June 30, 2002 to $25,311,000 for the same period in 2003.

o	Net operating income benefited from a 26.8% increase in late charges and administrative fees collected from $11,219,000 in the six months ended June 30, 2002 to $14,223,000 in the same period in 2003 due to the increase in occupancy and customer move-ins.

Outlook:

We expect to continue promotional discounting and television advertising during the remainder of 2003, though the level of such activities cannot be estimated at this time. The up front costs of these marketing activities, and the increases in discounts, are expected to continue to adversely impact our net operating income during 2003. The following table summarizes additional selected financial data with respect to our Same Store facilities:

                                                         For the three months ended
                                              March 31         June 30      Sept. 30      Dec. 31    Full Year
                                              --------         -------      --------      -------    ---------

Promotional Discounts (in 000's):
   2002...............................         $1,116          $5,882        $5,153       $7,989      $20,140
   2003...............................        $11,068         $14,243

Television advertising expense (in
000's):
   2002...............................           $544          $1,525        $2,152       $4,258       $8,479
   2003...............................         $1,699          $2,928
REVPAR:
   2002...............................           $9.60          $9.48         $9.76        $9.34        $9.55
   2003...............................           $9.31          $9.61

Weighted average realized annual rent
    per occupied square foot for the
    period:
   2002...............................          $11.48          $10.98        $11.37       $10.98      $11.20
   2003...............................          $10.96          $10.77

Weighted average occupancy levels for
    the period:
   2002...............................           83.6%           86.4%         85.8%        85.1%       85.2%
   2003...............................           84.9%           89.2%

Weighted average occupancy at July 31,
   2002...............................                                         85.8%
   2003...............................                                         91.6%

As indicated in the above table, the weighted average occupancy level for our Same Store facilities was 91.6% at July 31, 2003 as compared to 85.8% at July 31, 2002, representing an increase of 6.8%. This increase, however, has come at a significant cost; as promotional discounts and television advertising costs are expected to be higher in the third quarter of 2003 as compared to the third quarter of 2002.

Property Development and Acquisitions:

During the second quarter of 2003, we opened one newly developed self-storage facility (73,000 net rentable square feet), at a total cost of approximately $7.7 million. In addition, in the second quarter, we completed the conversion of a PUD container facility to a self-storage facility, at an aggregate cost of $1,409,000. As a result of this conversion, the Company added 55,000 net rentable square feet of traditional miniwarehouse space.

At June 30, 2003, there are 40 projects that are in construction or are expected to begin construction generally by December 31, 2003, which includes new developments and expansions to existing self-storage facilities. These 40 projects, which will be fully funded by the Company, have total estimated costs of approximately $187.4 million, of which $90.3 million had been spent through June 30, 2003, with opening dates estimated through the next 12 – 24 months. The development of these facilities is subject to contingencies.

In addition, the Company has seven parcels of land with a total book value of $14.0 million that the Company is holding for development or sale.

No facilities were acquired from third parties during the second quarter of 2003.

Update on Property Dispositions:

As previously reported, in the first quarter of 2003, management adopted a plan to exit the Knoxville, Tennessee market, a market that the Company does not deem to be strategic. The four self-storage facilities the Company owns in this market were disposed of on July 25, 2003 for aggregate gross proceeds of $11.0 million in transactions intended to qualify as like-kind exchanges for tax purposes. Because the Company financed a substantial part of the buyer’s consideration in exchange for a note receivable from the buyer, the sale of these facilities and the corresponding gain on sale of approximately $4.5 million will not be recognized in the Company’s financial statements until the buyer has repaid the note receivable. We expect that this note receivable will be collected by the end of the year.

The operating results of these facilities, as well as for a commercial facility that was sold in the fourth quarter of 2002, for previous and current periods are reflected in the line item “Discontinued Operations – commercial and self-storage operations” on the Company’s income statement.

Containerized Storage Business:

As previously announced, management adopted a business plan in 2002 that included the closure of 22 non-strategic containerized storage facilities. In the second quarter of 2003, one additional containerized facility was closed, resulting in the Company’s exit from containerized storage activities in the St. Louis, Missouri market (collectively, these 23 facilities are referred to as the “Closed Facilities”). As noted previously, the operations of these Closed Facilities for current and prior periods are included in the Company’s income statement in the line-item, “Discontinued Operations – Containerized Storage.” As of July 31, 2003, one of the Closed Facilities remained open, however, it is in the process of closing which may take until the early part of the fourth quarter to close. During the second quarter of 2003, we recorded an impairment charge totaling $750,000 with respect to a real estate facility that is held for sale, which was previously used by the discontinued containerized storage operations. This impairment charge is included in “Discontinued Operations – Containerized Storage.”

As previously announced, during 2003 we started to reposition the containerized storage product vis-à-vis our self-storage product. In part of this repositioning, we significantly increased rental rates per customer and delivery rates. The ultimate impact of these actions on our containerized storage occupancies, revenues, and net operating income is uncertain at this time.

Redemption of Preferred Equity:

On June 30, 2003, we redeemed all 1,200,000 shares ($30.0 million) of our Adjustable Cumulative Preferred Stock, Series C (NYSE:PSAPrC) at a redemption price of $25.00 per share, plus a sum equal to all accrued and unpaid dividends from April 1, 2003 through the redemption date.

Acquisition of Partnership Interests in PS Partners IV, Ltd.:

On April 28, 2003 the Company acquired through a merger all of the remaining limited partnership interest not currently owned by the Company in PS Partners IV, Ltd., a partnership which is consolidated with the Company. The acquisition cost consisted of 426,859 shares of Public Storage common stock and approximately $9.9 million in cash.

Election of Director

On August 5, 2003, the Board elected John T. Evans as a director of the Company. Mr. Evans is a senior partner of Osler, Hoskin and Harcourt LLP, one of the largest law firms in Canada, and specializes in business law matters.

Distributions Declared:

On August 5, 2003, the Board of Directors declared a quarterly distribution of $0.45 per regular common share and $0.6125 per share on the depositary shares each representing 1/1,000 of a share of Equity Stock, Series A. Distributions were also declared with respect to the Company’s various series of preferred stock. All of the distributions are payable on September 30, 2003 to shareholders of record as of September 15, 2003.

Second Quarter Conference Call:

A conference call is scheduled for Wednesday, August 6, 2003, at 9:00 a.m. (PDT) to discuss these results. The participant toll free number is (877) 516-1540 (conference ID number 1483208). A simultaneous audio web cast may be accessed by using the link at www.publicstorage.com under “Investor Relations” (conference ID number 1483208). An instant replay of the conference call may be accessed through August 13, 2003 by calling (800) 642-1687 and through September 6, 2003 by using the link at www.publicstorage.com under “Investor Relations.” Both forms of replay utilize conference ID number 1483208.

Public Storage, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that primarily acquires, develops, owns and operates self-storage facilities. The Company’s headquarters is located in Glendale, California. The Company’s self-storage properties are located in 37 states. At June 30, 2003 the Company had interests in 1,407 storage facilities.

When used within this document, the words “expects,” “believes,” “anticipates,” “should,” “estimates,” and similar expressions are intended to identify “forward-looking statements” within the meaning of that term in Section 27A of the Securities Exchange Act of 1933, as amended, and in Section 21F of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward looking statements. Such factors are described in Item 1A to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, “Risk Factors,” and include changes in general economic conditions and in the markets in which the Company operates and the impact of competition from new and existing storage and commercial facilities and other storage alternatives, which could impact rents and occupancy levels at the Company’s facilities; difficulties in the Company’s ability to evaluate, finance and integrate acquired and developed properties into the Company’s existing operations and to fill up those properties, which could adversely affect the Company’s profitability; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing Real Estate Investment Trusts, which could increase the Company’s expense and reduce the Company’s cash available for distribution; consumers’ failure to accept the containerized storage concept which would reduce the Company’s profitability; difficulties in raising capital at reasonable rates, which would impede the Company’s ability to grow; delays in the development process, which could adversely affect the Company’s profitability; and economic uncertainty due to the impact of war or terrorism could adversely affect our business plan. We disclaim any obligation to publicly release the results of any revisions to these forward-looking statements reflecting new estimates, events or circumstances after the date of this report.

More information about Public Storage, Inc. is available on the Internet. The Company’s Form 10-Q for the quarter ended June 30, 2003, which will be certified by the Company’s CEO, President, and Chief Financial Officer, will be posted to our website, www.publicstorage.com, when it is filed with the Securities and Exchange Commission.

Additional financial data attached.

PUBLIC STORAGE, INC.

SELECTED FINANCIAL DATA

(unaudited)

                                                           For the three months ended June 30,    For the six months ended June 30,
                                                                2003              2002               2003              2002
                                                                ----              ----               ----              ----
                                                                           (in thousands, except per share data)
Revenues:
   Rental income:
       Self-storage facilities (a)...................        $    197,075      $    188,307       $    386,646      $    376,832
       Commercial properties (a).....................               2,943             3,067              5,789             6,023
       Containerized storage facilities (a)..........              10,402             8,661             19,638            16,567
       Tenant reinsurance............................               5,581             5,156             10,796             9,731
  Interest and other income..........................               2,879             2,759              4,578             4,467
                                                                    -----             -----              -----             -----
                                                                  218,880           207,950            427,447           413,620
                                                                  -------           -------            -------           -------
Expenses:
  Cost of operations:
       Self-storage facilities (a)...................              70,437            59,778            135,752           118,217
       Commercial properties (a).....................               1,045             1,106              2,238             2,198
       Containerized storage facilities (a)..........               6,861             6,152             12,997            11,807
       Tenant reinsurance............................               3,015             2,523              5,714             4,816
   Depreciation and amortization.....................              46,314            45,463             92,194            88,837
   General and administrative........................               4,429             4,305              8,679             8,305
   Interest expense..................................                 372             1,213                825             2,315
                                                                      ---             -----                ---             -----
                                                                  132,473           120,540            258,399           236,495
                                                                  -------           -------            -------           -------

   Income before minority interest in income, equity in
      earnings of real estate entities, discontinued
operations, and gain on disposition
       of real estate........................                      86,407            87,410            169,048           177,125
                                                                   ------            ------            -------           -------
Equity in earnings of real estate entities (b).......               8,999             7,000             13,686            16,256
Minority interest in income:
   Preferred partnership interests...................              (6,727)           (6,727)           (13,453)          (13,453)
   Other partnership interests.......................              (4,043)           (3,886)            (7,985)           (8,502)
                                                                   ------            ------             ------            ------

   Income before discontinued operations and gain on
      disposition of real estate.....................              84,636            83,797            161,296           171,426
   Discontinued operations - containerized storage (a)             (1,216)           (1,429)            (1,349)           (1,774)
   Discontinued operations - commercial and
      self-storage property operations (a)...........                 131               189                229               360
   Gain (loss) on disposition of real estate assets..                 746            (1,839)               760            (1,839)
                                                                      ---            ------                ---            ------

Net income...........................................        $     84,297      $     80,718       $    160,936      $    168,173
                                                             ============      ============       ============      ============

Net income allocation:
  Allocable to preferred shareholders................        $     35,699      $     37,936       $     72,721      $     73,776
  Allocable to equity shareholders, Series A.........               5,376             5,376             10,751            10,751
  Allocable to common shareholders...................              43,222            37,406             77,464            83,646
                                                                   ------            ------             ------            ------
                                                             $     84,297      $     80,718       $    160,936      $    168,173
                                                             ============      ============       ============      ============
Per common share:
  Net income per share - Basic.......................              $0.35             $0.30              $0.62             $0.68
                                                                   =====             =====              =====             =====
  Net income per share - Diluted.....................              $0.34             $0.30              $0.62             $0.67
                                                                   =====             =====              =====             =====

  Weighted average common shares - Basic (c).........             124,599           122,821            124,340           122,386
                                                                  =======           =======            =======           =======
  Weighted average common shares - Diluted...........             125,854           124,824            125,536           124,417
                                                                  =======           =======            =======           =======

(a)     The historical operations of a commercial facility that the Company disposed of in the fourth quarter of 2002, four self-storage facilities that the Company entered into a plan to sell in the first quarter of 2003, and 23 containerized storage facilities that the Company has closed or is in the process of closing are classified as Discontinued Operations. Included in Discontinued Operations — Containerized Storage is a $750,000 impairment charge recorded in the second quarter of 2003 with respect to a real estate facility held for sale at June 30, 2003, which was previously used by the discontinued containerized storage operations.

(b)     Equity in earnings of real estate entities in the three and six month periods includes the net impact of PSB’s gains on sales of assets recorded in 2002 and 2003, and an impairment charge recorded by PSB with respect to the impending sale of real estate assets in the first quarter of 2003. Our net pro rata share of these items for the three months ended June 30, 2003 was reflected as equity income of approximately $2,583,000 compared to none for the same period in 2002. Our net pro rata share of these items for the six months ended June 30, 2003 and 2002 was reflected as equity income totaling approximately $453,000 and $2,241,000, respectively.

(c)     The increase in weighted average common shares – basic was due primarily to the net issuance of 1,518,467 shares during 2002 and 2003 in connection with the acquisition of the remaining partnership interests in three entities in which the Company held a partial equity interest, as well as the issuance of an aggregate of 1,820,431 shares during 2002 and 2003 in connection with the exercise of employee stock options.

PUBLIC STORAGE, INC.

SELECTED FINANCIAL DATA

                                                                                    June 30,            December 31,
                                                                                        2003                   2002
                                                                                       -------              ------------
                                                                                     (Unaudited)

                                                                                          (in thousands, except share
ASSETS                                                                                         and per share data)

Cash and cash equivalents.......................................................  $    41,363        $     103,124

Operating real estate facilities:
   Land and buildings, at cost..................................................    5,031,006            4,988,526
   Accumulated depreciation.....................................................   (1,066,390)            (987,546)
                                                                                   ----------             --------
                                                                                    3,964,616            4,000,980
 Construction in process........................................................       90,335               87,516
Land and buildings held for sale, net of accumulated depreciation...............       14,671                    -
Land held for development or sale...............................................       14,036               17,807
                                                                                       ------               ------
                                                                                    4,083,658            4,106,303
Investment in real estate entities..............................................      334,323              329,679
Goodwill........................................................................       78,204               78,204
Intangible assets, net..........................................................      114,591              117,893
Mortgage notes receivable from affiliates.......................................          923               24,324
Other assets....................................................................       87,023               84,135
                                                                                       ------               ------
         Total assets...........................................................  $ 4,740,085        $   4,843,662
                                                                                  ===========        =============

                       LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable...................................................................  $    82,940        $     115,867
Borrowings on line of credit....................................................       24,000                    -
Accrued and other liabilities...................................................      137,386              129,327
                                                                                      -------              -------
         Total liabilities......................................................      244,326              245,194
Minority interest - preferred...................................................      285,000              285,000
Minority interest - other.......................................................      145,254              154,499

Commitments and contingencies
Shareholders' equity:
   Preferred Stock, $0.01 par value, 50,000,000 shares authorized, 5,758,486 shares issued and outstanding (9,258,486 at December 31, 2002), at liquidation preference:
         Cumulative Preferred Stock, issued in series...........................    1,729,525            1,817,025
   Common Stock, $0.10 par value, 200,000,000 shares authorized, 125,113,480
     shares issued and outstanding (116,991,455 at December 31, 2002)...........       12,511               11,699
   Equity Stock, Series A, $0.01 par value, 200,000,000 shares authorized,
     8,776.102 shares issued and outstanding at June 30, 2003 and December 31, 2002
                                                                                            -                    -
   Class B Common Stock, $0.10 par value, 7,000,000 shares authorized, no shares
     issued and outstanding (7,000,000 at December 31, 2002)....................            -                  700
   Paid-in capital..............................................................    2,399,791            2,371,194
   Cumulative net income........................................................    2,190,943            2,030,007
   Cumulative distributions paid................................................   (2,267,265)          (2,071,656)
                                                                                   ----------           ----------
         Total shareholders' equity.............................................    4,065,505            4,158,969
                                                                                    ---------            ---------
              Total liabilities and shareholders' equity........................  $ 4,740,085        $   4,843,662
                                                                                  ===========        =============

Public Storage, Inc.

Selected Financial Data — Computation of Funds from Operations and Funds Available for Distribution

(Unaudited)

                                                                               For the Three Months Ended       For the Six Months Ended
                                                                                        June 30,                        June 30,
                                                                               --------------------------       ------------------------
                                                                                  2003            2002             2003            2002
                                                                                  ----            ----             ----            ----
                                                                                         (Amounts in thousands, except per share data)

   Computation of Funds from Operations per Share
   Net income......................................................                $   84,297      $   80,718       $  160,936      $  168,173
       Depreciation and amortization.....................................              46,314          45,463           92,194          88,837
       Depreciation and amortization included in Discontinued Operations.                 122             589              282           1,212
       Less - Depreciation with respect to non-real estate assets........              (1,691)         (1,614)          (3,322)         (3,227)
       Depreciation from equity investments..............................               6,844           6,525           13,138          12,896
       Less - our share of PS Business Parks, Inc.'s gain on sale of                   (2,583)              -             (453)         (2,241)
          real estate....................................................
       Impairment charge with respect to real estate assets included in
         discontinued operations.........................................                 750               -              750               -
       (Gain) loss on sale of real estate assets.........................                (746)          1,839             (760)          1,839
       Minority interest in income.......................................              10,770          10,613           21,438          21,955
                                                                                       ------          ------           ------          ------
   Consolidated funds from operations....................................             144,077         144,133          284,203         289,444

   Allocable to minority interests - preferred partnership interests.....              (6,727)         (6,727)         (13,453)        (13,453)
   Allocable to minority interest - other partnership interests .........              (5,630)         (6,169)         (11,218)        (13,040)
                                                                                       ------          ------          -------         -------
   Funds from operations allocable to our shareholders...................             131,720         131,237          259,532         262,951

       Senior Preferred distributions....................................             (35,699)        (37,936)         (72,721)        (73,776)
       Equity Stock, Series A distributions..............................              (5,376)         (5,376)         (10,751)        (10,751)
                                                                                       ------          ------          -------         -------
   Less: preferred stock and equity stock dividends......................             (41,075)        (43,312)         (83,472)        (84,527)
                                                                                      -------         -------          -------         -------

   Funds from operations allocable to Common and Class B Common Stock (a)          $   90,645      $   87,925       $  176,060      $  178,424
                                                                                   ==========      ==========       ==========      ==========

   Weighted average shares:
      Regular common shares........................................                   124,599         115,821          124,340         115,491
      Class B common stock.........................................                         -           7,000                -           7,000
      Stock option dilution (b)....................................                     1,255           2,003            1,196           2,031
                                                                                        -----           -----            -----           -----
   Weighted average common shares for purposes of computing
       fully-diluted FFO per common share................................             125,854         124,824          125,536         124,522
                                                                                      =======         =======          =======         =======

   FFO per common share (c)........................................                $     0.72      $     0.70       $     1.40      $    1.43
                                                                                   ==========      ==========       ==========      =========

   Computation of Funds Available for Distribution ("FAD"):

   Funds from operations allocable to Common and Class B Common Stock (a).         $   90,645      $   87,925       $  176,060      $  178,424
   Less: Capital expenditures to maintain facilities...............                    (7,481)         (8,558)          (9,814)        (12,526)
                                                                                       ------          ------           ------         -------

   Funds available for distribution ("FAD") (d)..........................          $   83,164      $   79,367       $  166,246      $  165,898
                                                                                   ==========      ==========       ==========      ==========

   Distributions to common and Class B Common shareholders.........                $   56,142      $   55,078       $  112,137      $  110,123
                                                                                   ==========      ==========       ==========      ==========

    Distribution payout ratio (d)..................................                     67.5%           69.4%            67.5%           66.4%
                                                                                        ====            ====             ====            ====
(a)	Funds from operations (“FFO”) is a term defined by the National Association of Real Estate Investment Trusts (“NAREIT”) by which real estate investment trusts (“REITs”) may be compared. It is generally defined as net income before depreciation and extraordinary items. FFO computations do not factor out the REIT’s requirement to make either capital expenditures or principal payments on debt.

(b)	The impact of employee options outstanding has decreased in the three and six months ended June 30, 2003 as compared to the same periods in 2002 due to a decrease in the Company’s average stock price (the Company determines the dilutive impact of stock options based upon the treasury stock method), combined with the exercise of employee stock options.

(c)	FFO per share was negatively affected by dilution relating to the 72 newly developed facilities opened by the Company or the Consolidated Development Joint Venture since January 1, 1999. Based upon an average cost of capital of 8%, this dilution amounted to approximately $0.04 and $0.07 for each of the three and six months ended June 30, 2003 and 2002, respectively.

(d)	Funds available for distribution (“FAD”) is computed by deducting capital expenditures to maintain facilities from FFO. Distribution payout ratio is computed by dividing the quarter’s distribution paid by FAD. FAD is an analytical measure by which REITS may be compared.

Public Storage, Inc.

Selected Financial Data

Reconciliation of Same Store Rental Income and Cost of Operations

To Consolidated Rental Income and Cost of Operations

(Unaudited)

                                                        For the Three Months Ended    For the Six Months Ended
                                                                 June 30,                     June 30,
                                                        --------------------------    ------------------------
                                                            2003          2002           2003          2002
                                                            ----          ----           ----          ----
                                                                         (Amounts in thousands)

Rental income for the 1,257 Same Store facilities...      $  182,477    $  178,526     $  359,043    $  359,000
   Less - rental income for Same Store facilities
     accounted for on the equity method of
     accounting (a).................................          (5,549)       (5,396)       (10,941)      (11,617)
Less - rental income for 4 Same Store facilities
      included in discontinued operations (b).......            (399)         (380)          (787)         (762)
   Add: rental income for other non Same Store
      facilities (c)................................          20,546        15,557         39,331        30,211
                                                              ------        ------         ------        ------

    Consolidated self-storage rental income.........      $  197,075    $  188,307     $  386,646    $  376,832
                                                          ==========    ==========     ==========    ==========

Cost of operations for the 1,257 Same
   Store facilities.................................      $   62,833    $   54,639     $  121,520    $  108,769
   Less - cost of operations for Same Store
     facilities accounted for on the equity method
of accounting (a) .............................          (1,647)       (1,437)        (3,226)       (3,093)
Less - cost of operations for 4 Same Store
      facilities included in
      discontinued operations (b) ..................           (146)         (127)          (316)         (283)
Add: cost of operations for other non Same Store
      facilities (c)................................           9,397         6,703         17,774        12,824
                                                               -----         -----         ------        ------

    Consolidated self-storage cost of operations....       $  70,437     $  59,778     $  135,752    $  118,217
                                                           =========     =========     ==========    ==========
(a)	At June 30, 2003, the Company has a noncontrolling ownership interest in 32 of the Same Store facilities, and until January 14, 2002, when the Company acquired the remaining interest it did not own in these facilities, the Company had a noncontrolling ownership interest in 26 of the Same Store facilities. The revenues and cost of operations earned while the Company does not have a controlling ownership interest are not included in the Company’s consolidated self-storage rental income and cost of operations. Instead, the Company records its share of the net operating results for these periods in its income statements as “equity in earnings of real estate entities.”

(b)	The Company has entered into a plan to sell four of the Same Store facilities and, accordingly, the net operating results of these facilities is included in the Company’s income statements as “discontinued operations.”

(c)	The Company consolidates the operating results of additional self-storage facilities which are not Same Store facilities. Such facilities are not included in the Same Store pool either because they were not stabilized for the entire period from January 1, 2000 through June 30, 2003, or because the Company acquired these facilities from third parties after January 1, 2000.